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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                               (Amendment No. __)

            INFORMATION TO BE INCLUDED IN STATEMENT FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2


                       West Pharmaceutical Services, Inc.
              ----------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $0.25 PAR VALUE
              ----------------------------------------------------
                         (Title of Class of Securities)


                                   955306-105
              ----------------------------------------------------
                                 (CUSIP Number)


                                December 17, 2001
              -----------------------------------------------------
              Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|  Rule 13d-1(b)
|X|  Rule 13d-1(c)
|_|  Rule 13d-1(d)

--------------------------

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.



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1.  NAME OF REPORTING PERSON/I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    (Entities Only)

    Robert B. Arthur

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

    (a) |_|

    (b) |X|

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Virginia

5.  SOLE VOTING POWER               --------
                                           |
6.  SHARED VOTING POWER                    |    Number of
                                           |    Shares
    1,306,226                              |    Beneficially
                                           |--  Owned by
7.  SOLE DISPOSITIVE POWER                 |    Each
                                           |    Reporting
8.  SHARED DISPOSITIVE POWER               |    Person With
                                           |
    1,306,226                       --------

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,306,226

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

    (a) |_|  N/A

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    9.1%

12. TYPE OF REPORTING PERSON

    IN

                                       2

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ITEM 1(a). NAME OF ISSUER:

           West Pharmaceutical Services, Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           101 Gordon Drive
           P.O. Box 645
           Lionville, Pennsylvania  19341-0645

ITEM 2(a). NAME OF PERSON FILING

           Robert B. Arthur

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE

           5115 Cary Street Road
           Richmond, Virginia 23226

ITEM 2(c). CITIZENSHIP:

           Virginia

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

           Common Stock, par value $0.25 per share (the
           "Common Stock").

ITEM 2(e). CUSIP NUMBER:

           955306-105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b),OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A: N/A

ITEM 4. OWNERSHIP.

        (a) Amount beneficially owned:

            1,306,226 shares of Common Stock


                                       3
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        (b) Percent of Class:

            9.1% as of the date of filing this statement. (Based on 14,428,649 shares of Common Stock issued and outstanding as of March 21, 2002.

        (c) Number of shares as to which such persons have:

            (i)   Sole power to vote or to direct the vote:

                  0

            (ii)  Shared power to vote or to direct the vote:

                  1,306,226

            (iii) Sole power to dispose or to direct the disposition of:

                  0

            (iv)  Shared power to dispose or to direct the disposition of:

                  1,306,226

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

        N/A

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        N/A

                                       4
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ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        N/A

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

        N/A

ITEM 10. CERTIFICATIONS.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


April 16, 2002                      BY: /s/ ROBERT B. ARTHUR
                                    -------------------------
                                    Robert B. Arthur


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